Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

Good Times Restaurants Inc., a corporation organized under the laws of the State of Nevada (the “Corporation”), by its president and secretary does hereby certify:

1.           That the board of directors of the Corporation at a meeting duly held on the 20th day of January, 1994, passed a resolution declaring that the following change and amendment to the Corporation’s articles of incorporation is advisable.

RESOLVED, that said Articles be amended by adding Article XIV as follows:

ARTICLE XIV – EXONERATION

No director or officer of the Corporation shall have any personal liability to the Corporation of its stockholders for damages for breach of fiduciary duty as a director or officer; provided that directors and officers shall not be exonerated from personal liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of section 78.300 of the Nevada Revised Statutes.

2.           That at a duly held annual meeting of stockholders held on March 31, 1994, the foregoing amendment was adopted by the affirmative vote of a majority of the total number of shares outstanding and entitled to vote on the amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its president and its secretary and its corporate seal to be hereto affixed this 15 day of June, 1994

GOOD TIMES RESTAURANTS INC.

By:	/s/ Boyd E. Hoback, President

By:	/s/ Thomas A. Gordon, Secretary

(Seal)

State of Colorado       )

COUNTY OF Adams )

On June 15, 1994 personally appeared before me, a Notary Public, Boyd E. Hoback and Thomas A. Gordon, who acknowledged that they executed the above instrument.

My commission expires:

MY COMMISSION EXPIRES: Nov. 23, 1995
Bonded Thru NOTARY PUBLIC AGENCY

/s/Gina M. Wesolek
Notary Public